UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Dun & Bradstreet Holdings, Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

26484T106

(CUSIP Number)

November 4, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSONS StepStone Group LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 22,042,226
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 22,042,226

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,042,226
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone A Opportunities Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 553,634
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 553,634

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 553,634
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone A (GP), LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 553,634
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 553,634

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 553,634
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

1	NAMES OF REPORTING PERSONS StepStone AMP Opportunities Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 484,429
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 484,429

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 484,429
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone AMP (GP), LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 484,429
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 484,429

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 484,429
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

1	NAMES OF REPORTING PERSONS StepStone Capital Partners IV Europe Holdings, SCSp
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 836,271
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 836,271

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 836,271
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone Capital IV (GP) S.À.R.L.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 836,271
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 836,271

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 836,271
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

1	NAMES OF REPORTING PERSONS StepStone Capital Partners IV Offshore Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,861,631
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,861,631

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,861,631
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone Capital Partners IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 992,989
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 992,989

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 992,989
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone Capital IV (GP), LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,854,620
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,854,620

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,854,620
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

1	NAMES OF REPORTING PERSONS StepStone H Opportunities Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Island

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,541,697
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,541,697

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,541,697
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone H (GP), LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,541,697
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,541,697

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,541,697
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

1	NAMES OF REPORTING PERSONS StepStone JP Opportunities Fund IA, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,551,676
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,551,676

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,551,676
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone JP (GP), LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,551,676
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,551,676

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,551,676
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

1	NAMES OF REPORTING PERSONS StepStone K Strategic Opportunities Fund III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,541,697
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,541,697

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,541,697
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone K Opportunities (GP), LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,541,697
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,541,697

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,541,697
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

1	NAMES OF REPORTING PERSONS StepStone KF Private Equity Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 230,682
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 230,682

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 230,682
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone KF (GP), LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 230,682
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 230,682

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 230,682
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

1	NAMES OF REPORTING PERSONS StepStone Maple Opportunities Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 461,361
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 461,361

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 461,361
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone Maple (GP), LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 461,361
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 461,361

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 461,361
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

1	NAMES OF REPORTING PERSONS StepStone NL Opportunities Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 830,450
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 830,450

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 830,450
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone NL (GP), LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 830,450
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 830,450

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 830,450
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

1	NAMES OF REPORTING PERSONS StepStone P Opportunities Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,540,943
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,540,943

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,540,943
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone P (GP), LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,540,943
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,540,943

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,540,943
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

1	NAMES OF REPORTING PERSONS StepStone Rivas Private Equity Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 692,042
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 692,042

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 692,042
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

1	NAMES OF REPORTING PERSONS StepStone Rivas (GP), LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 692,042
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 692,042

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 692,042
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

1	NAMES OF REPORTING PERSONS Sunstone PE Opportunities Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 922,724
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 922,724

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 922,724
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

Item 1(a).	Name of Issuer:

Dun & Bradstreet Holdings, Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

5335 Gate Parkway, Jacksonville, FL 32256

Item 2(a).	Names of Persons Filing:

The name of the persons filing this report (the “Reporting Persons”) are:

(i) StepStone Group LP (“StepStone”);

(ii) StepStone A Opportunities Fund, L.P. (“StepStone A”);

(iii) StepStone A (GP), LLC (“A GP”);

(iv) StepStone AMP Opportunities Fund, LP. (“StepStone AMP”);

(v) StepStone AMP (GP), LLC (“AMP GP”);

(vi) StepStone Capital Partners IV Europe Holdings, SCSp (“Europe Holdings”);

(vii) StepStone Capital IV (GP) S.À.R.L. (“Europe GP”);

(viii) StepStone Capital Partners IV Offshore Holdings, L.P. (“Offshore Holdings”);

(ix) StepStone Capital Partners IV, L.P. (“Capital Partners”);

(x) StepStone Capital IV (GP), LLC (“Capital GP”);

(xi) StepStone H Opportunities Fund, L.P. (“StepStone H”);

(xii) StepStone H (GP), LLC (“H GP”);

(xiii) StepStone JP Opportunities Fund IA, L.P. (“JP Opportunities”);

(xiv) StepStone JP (GP), LLC (“JP GP”);

(xv) StepStone K Strategic Opportunities Fund III, L.P. (“StepStone K”);

(xvi) StepStone K Opportunities (GP), LLC (“K GP”);

(xvii) StepStone KF Private Equity Fund II, L.P. (“StepStone KF”);

(xviii) StepStone KF (GP), LLC (“KF GP”);

(xix) StepStone Maple Opportunities Fund, L.P. (“Maple Opportunities”);

(xx) StepStone Maple (GP), LLC (“Maple GP”);

(xxi) StepStone NL Opportunities Fund II, L.P. (“NL Opportunities”);

(xxii) StepStone NL (GP), LLC (“NL GP”);

(xxiii) StepStone P Opportunities Fund, L.P. (“StepStone P”);

(xxiv) StepStone P (GP), LLC (“P GP”);

(xxv) StepStone Rivas Private Equity Fund, L.P. (“StepStone Rivas”);

(xxvi) StepStone Rivas (GP), LLC (“Rivas GP” and together with A GP, AMP GP, Europe GP, Capital GP, H GP, JP GP, K GP, KF GP, Maple GP, NL GP and P GP, the “General Partners”);

(xxvii) Sunstone PE Opportunities Fund, LLC (“Sunstone” and together with StepStone A, StepStone AMP, Europe Holdings, Offshore Holdings, Capital Partners, StepStone H, JP Opportunities, StepStone K, StepStone KF, Maple Opportunities, StepStone P and StepStone Rivas, the “Funds”).

A GP is the general partner of StepStone A, AMP GP is the general partner of StepStone AMP, Europe GP is the general partner of Europe Holdings, Capital GP is the general partner of Offshore Holdings and Capital Partners, H GP is the general partner of StepStone H, JP GP is the general partner of JP Opportunities, K GP is the general partner of StepStone K, KF GP is the general partner of StepStone KF, Maple GP is the general partner of Maple Opportunities, NL GP is the general partner of NL Opportunities, P GP is the general partner of StepStone P, Rivas GP is the general partner of StepStone Rivas, and StepStone is the manager of Sunstone. StepStone is the investment manager of the Funds. StepStone Group Holdings LLC (“StepStone Group Holdings”) is the general partner of StepStone, and StepStone Group Inc. is the sole managing member of StepStone Group Holdings.

On November 4, 2021 the Funds received a stock distribution of the Common Stock of the Issuer from a limited partnership not controlled by StepStone. This distribution constitutes the entirety of the ownership of the Reporting Persons.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of the Reporting Persons is:

4225 Executive Square, Suite 1600 La Jolla, CA 90237

Item 2(c).	Citizenship:

Europe Holdings is a special limited partnership and Europe GP is a private limited liability company, each organized under the laws of Luxembourg. Each of the other General Partners and Sunstone are limited liability companies organized under the laws of the State of Delaware. StepStone, StepStone AMP and Capital Partners are limited partnerships organized under the laws of the State of Delaware. Each of the other Funds are limited partnerships organized under the laws of the Cayman Islands.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.0001 per share (“Common Stock”).

Item 2(e).	CUSIP Number:

26484T106

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

The information required by this item with respect to each Reporting Person is set forth in Rows 5 through 9 and 11 of the cover page to this Schedule 13G. The ownership percentages are based on 434,112,088 outstanding shares of Common Stock as reported in the Issuer’s Proxy Statement filed April 28, 2022.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 27, 2022

STEPSTONE GROUP LP

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE A OPPORTUNITIES FUND, L.P.

By: StepStone Group LP its investment manager

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE A (GP), LLC

By: StepStone Group LP its sole member

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE AMP OPPORTUNITIES FUND, L.P. – SERIES B

By: StepStone Group LP its investment manager

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE AMP (GP), LLC

By: StepStone Group LP its sole member

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE CAPITAL PARTNERS IV EUROPE HOLDINGS, SCSP

By: StepStone Group LP its portfolio manager

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE CAPITAL IV (GP) S.A.R.L.

By: StepStone Group LP its sole shareholder

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE CAPITAL PARTNERS IV OFFSHORE HOLDINGS, L.P.

By: StepStone Group LP its investment manager

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE CAPITAL PARTNERS IV, L.P.

By: StepStone Group LP its investment manager

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE CAPITAL IV (GP), LLC

By: StepStone Group LP its sole member

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE H OPPORTUNITIES FUND, L.P.

By: StepStone Group LP its investment manager

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE H (GP), LLC

By: StepStone Group LP its sole member

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE JP OPPORTUNITIES FUND IA, L.P.

By: StepStone Group LP its investment manager

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE JP (GP), LLC

By: StepStone Group LP its sole member

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE K STRATEGIC OPPORTUNITIES FUND III, L.P.

By: StepStone Group LP its investment manager

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE K OPPORTUNITIES (GP), LLC

By: StepStone Group LP its sole member

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE KF PRIVATE EQUITY FUND II, L.P.

By: StepStone Group LP its investment manager

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE KF (GP), LLC

By: StepStone Group LP its sole member

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE MAPLE OPPORTUNITIES FUND, L.P.

By: StepStone Group LP its investment manager

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE MAPLE (GP), LLC

By: StepStone Group LP its sole member

By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE NL OPPORTUNITIES FUND II, L.P. By: StepStone Group LP its investment manager By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE NL (GP), LLC By: StepStone Group LP its sole member By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE P OPPORTUNITIES FUND, L.P. By: StepStone Group LP its investment manager By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE P (GP), LLC By: StepStone Group LP its sole member By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE RIVAS PRIVATE EQUITY FUND, L.P. By: StepStone Group LP its investment manager By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

STEPSTONE RIVAS (GP), LLC By: StepStone Group LP its sole member By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary

SUNSTONE PE OPPORTUNITIES FUND, LLC By: StepStone Group LP its manager By: StepStone Group Holdings LLC, its general partner

By:	/s/ Jennifer Y. Ishiguro
Jennifer Y. Ishiguro Chief Legal Officer & Secretary